Exhibit 99.1
Triumph Bancorp Announces Extension of Exchange Offer
DALLAS – January 25, 2022 (GLOBE NEWSWIRE) – Triumph Bancorp, Inc. (Nasdaq: TBK) (“Triumph Bancorp,” “Triumph” or the “Company”) announced today that it extended its offer to holders of $70.0 million in aggregate principal amount of its 3.50% fixed to floating rate subordinated notes due 2031 (the “Old Notes”), issued August 26, 2021, to exchange the Old Notes for a like principal amount of notes with identical terms other than that such new notes have been registered under the Securities Act of 1933, as amended.
The exchange offer, which had been scheduled to expire on January 24, 2022 at 5:00 p.m., New York City time, will now expire at 5:00 p.m., New York City time, on February 1, 2022, unless further extended by Triumph Bancorp. All other terms, provisions and conditions of the exchange offer will remain in full force and effect. Computershare Trust Company, N.A. is serving as exchange agent for the exchange offer.
Triumph Bancorp said it has been informed by the exchange agent that, as of January 24, 2022 at 5:00 p.m., New York City time, $67,500,000 in aggregate principal amount of the Old Notes had been tendered in the exchange offer. This amount represents approximately 96.4% of the Old Notes.
This press release is for informational purposes only and does not constitute an offer to sell or the solicitation to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.
The indebtedness evidenced by the notes is not a deposit and is not insured by the Federal Deposit Insurance Corporation or any other government agency or fund.
About Triumph
Triumph Bancorp, Inc. (NASDAQ: TBK) is a financial holding company headquartered in Dallas, Texas, offering a diversified line of payments, factoring, and banking services. www.triumphbancorp.com.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the federal securities laws. Investors are cautioned that such statements are predictions and that actual events or results may differ materially. Triumph’s expected financial results or other plans are subject to a number of risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” and the forward-looking statement disclosure contained in the Company’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission on February 12, 2021. Forward-looking statements speak only as of the date made and Triumph undertakes no duty to update the information.
Source: Triumph Bancorp, Inc.

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Investor Relations:
Luke Wyse
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lwyse@tbkbank.com
214-365-6936
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Senior Vice President, Director of Corporate Communication
atavackoli@tbkbank.com
214-365-6930